                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. c20549


                                 SCHEDULE 14D-9
               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
              SECTION(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)

                       DIVALL INSURED INCOME PROPERTIES 2
                              LIMITED PARTNERSHIP
                           (Name of Subject Company)


                       DIVALL INSURED INCOME PROPERTIES 2
                              LIMITED PARTNERSHIP
                      (Name of Person(s) Filing Statement)


                               UNITS OF INTEREST
                         (Title of Class of Securities)


                                   255017105
                     (CUSIP Number of Class of Securities)


                                 Bruce A. Provo
                             The Provo Group, Inc.
                           101 W. 11th St., Ste. 1110
                             Kansas City, MO 64105
                                 (816) 421-7444

  (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing this Statement)

                                    Copy to:

                            Robert T. Schendel, Esq.
                        Shughart Thomson & Kilroy, P.C.
                               12 Wyandotte Plaza
                         120 W. 12th Street, Suite 1800
                          Kansas City, Missouri 64105
                                 (816) 421-3355
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                       Amendment No. 2 to Schedule 14D-9

     This Amendment No. 2 to Schedule 14D-9 amends the Schedule 14D-9 (the "Schedule 14D-9") originally filed by DiVall Insured Income Properties 2 Limited Partnership (the "Partnership") with the Securities and Exchange Commission ("Commission") on March 31, 1998, as amended by Amendment No. 1 to Schedule 14D-9 filed with the Commission on April 27, 1998.

ITEM 4.  THE SOLICITATION AND RECOMMENDATION

     Item 4 is hereby amended to include the following document filed by the Partnership with the Commission:

     DiVall Insured Income Properties 2, L.P. Quarterly Newsletter for First Quarter 1998.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS

     Item 9 is hereby amended to include the following exhibit:

     (a) DiVall Insured Income Properties 2, L.P. Quarterly Newsletter for First Quarter 1998.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                           DIVALL INSURED INCOME PROPERTIES 2
                                           LIMITED PARTNERSHIP

                                           By: The Provo Group, Inc.
                                           General Partner


                                           By:________________________________
                                               Bruce A. Provo
                                               President


Dated: May __, 1998